 Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-276621 on Form F-4, Registration Statement Nos. 333-232765, 333-234125, 333-252808 and 333-264226 on Form F-3 and Registration Statement No. 333-176922 on Form S-8 of our reports dated March 13, 2024, relating to the consolidated financial statements of Star Bulk Carriers Corp. and the effectiveness of Star Bulk Carriers Corp.’s internal control over financial reporting appearing in this Annual Report on Form 20-F for the year ended December 31, 2023.

/s/ Deloitte Certified Public Accountants S.A.

Athens, Greece

March 13, 2024